As filed with the Securities and Exchange           Registration No. 333-
Commission on April 14, 2000.

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       BRILLIANT DIGITAL ENTERTAINMENT, INC.
               (Exact Name of Registrant as Specified in Its Charter)
           DELAWARE                                            95-4592204
 (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                          Identification No.)

                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                       MARK DYNE, CHIEF EXECUTIVE OFFICER
                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                                   COPIES TO:

                              Murray Markiles, Esq.
                             John J. McIlvery, Esq.
                    Troop Steuber Pasich Reddick & Tobey, LLP
                             2029 Century Park East
                          Los Angeles, California 90067
                                 (310) 728-3000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
========================================================================================
                                                Proposed
                                                 Maximum       Proposed
    Title of Each Class of        Amount To     Offering        Maximum      Amount Of
           Securities                Be           Price        Aggregate    Registration
        To Be Registered         Registered(1)   Per Unit    Offering Price     Fee
-------------------------------------------------------------------------------------

Common Stock, par value $.001
per share.....................     50,000       $8.25(2)      $412,500        $109
========================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of the Registrant's common stock reported on the American Stock Exchange on April 12, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



================================================================================

                     SUBJECT TO COMPLETION - APRIL 14, 2000


                                   PROSPECTUS

                      BRILLIANT DIGITAL ENTERTAINMENT, INC.

                          50,000 SHARES OF COMMON STOCK


     This is an offering of up to 50,000 shares of common stock of BRILLIANT DIGITAL ENTERTAINMENT, INC. Continental Capital & Equity Corporation is offering all of the shares to be sold in this offering. We will not receive any of the proceeds from the offering.

     BRILLIANT'S common stock is traded on the American Stock Exchange under the symbol "BDE." On April 12, 2000, the closing sale price of the common stock on the American Stock Exchange was $8.375 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES.

     We have registered with the Securities and Exchange Commission the resale by some of our stockholders of up to 6,588,717 shares of our common stock. The resale of the 6,588,717 shares may occur concurrently with the resale by the selling stockholder of the shares to be sold using this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.














                   The date of this prospectus is _________, 2000

                                TABLE OF CONTENTS

                                                                           PAGE


PROSPECTUS SUMMARY............................................................3

RISK FACTORS..................................................................4

FORWARD-LOOKING STATEMENTS...................................................11

USE OF PROCEEDS..............................................................11

SELLING STOCKHOLDER..........................................................11

PLAN OF DISTRIBUTION.........................................................13

WHERE YOU CAN FIND MORE INFORMATION..........................................14

LEGAL MATTERS................................................................14

EXPERTS......................................................................14

                               PROSPECTUS SUMMARY

ABOUT BRILLIANT DIGITAL ENTERTAINMENT

     Brilliant Digital Entertainment is a pioneering entertainment content provider and 3D animation technology developer for the converging Internet and television markets. We have expanded our business to include the broadcast and webcast over the Internet and television, of live auctions through our subsidiary, The Auctionchannel, Inc.

     We use our proprietary software tools to develop and distribute digitally-animated interactive content for the Internet, including our Multipath(TM) Movies. We also develop technology and software tools for sale to others to be used by them in the development of content for the Internet. Our subsidiary, The Auction Channel, enables viewers to watch auction events on television or the Internet and use the Internet or their telephone to bid in real time against bidders present at an auction.

ABOUT THE OFFERING

     This prospectus may be used only in connection with the resale by the selling stockholder, Continental Capital & Equity Corporation, of up to 50,000 shares of the common stock of Brilliant.

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder using this prospectus. On April 3, 2000, we had 14,361,626 shares of common stock outstanding.

CORPORATE INFORMATION

      We are a Delaware corporation that was incorporated in July 1996. We were formed through the combination of two businesses: Brilliant Interactive Ideas, Pty. Ltd., an entertainment software developer and producer, and Sega Australia New Developments, a research and development operation for leading edge software tools. We acquired Trojan Television Limited in July 1999, and are in the process of transferring Trojan to our subsidiary, The Auctionchannel, Inc. Our executive offices are located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, and our telephone number is (818) 615-1500. Information on our websites, www.multipathmovies.com and www.theauctionchannel.com, does not constitute part of this prospectus.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THE MATERIAL ONES FACING OUR COMPANY. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IF THIS OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

WE WILL NOT BE ABLE TO GENERATE REVENUES IF OUR MULTIPATH MOVIES DO NOT ACHIEVE MARKET ACCEPTANCE.

     Each Multipath Movie is an individual artistic work, and its ability to generate revenues primarily will be determined by consumer reaction, which is unpredictable. To generate revenues, we must develop stories and characters that capture the attention and imagination of consumers and license recognized characters and properties from third parties for use in our Multipath Movies. We cannot be certain that we will be able to do so. Other factors that influence our ability to generate revenues from our Multipath Movies include:

     o consumer reluctance to initiate time consuming downloads of data necessary to view our products;

     o    our marketing strategies;

     o    the quality of our products and competing products;

     o our ability to enter into revenue share agreements with third party web sites;

     o    critical reviews; and

     o the availability of alternative forms of entertainment and leisure time activities.

WE HAVE EXPERIENCED, AND MAY CONTINUE TO EXPERIENCE, REDUCED REVENUES DUE TO
   DELAYS IN THE INTRODUCTION AND DISTRIBUTION OF OUR PRODUCTS.

     We cannot be certain that we will be able to meet our planned release dates for our new Multipath Movies. If we cannot release an important new product or webisodes during the scheduled quarter, our revenues would likely be reduced in that quarter. In the past, we have experienced significant delays in our introduction of some new products. For instance, delays in duplication, packaging and distribution caused our first Multipath Movies, CYBERSWINE, POPEYE AND THE QUEST FOR THE WOOLLY MAMMOTH, NIGHT OF THE WEREWOLF and the HALLOWEEN PARTY to begin arriving at retailers at the end of December 1997, after the 1997 holiday selling season. Similarly, we experienced distribution delays in the fourth quarter of 1998 that caused our products to reach retail shelves only at the end of December, after the 1998 holiday selling season. As a result, we experienced fewer sales of these products than we would have if the products were in stores during the holiday selling seasons, which had a materially adverse effect on our operating results for the 1997 and 1998 fourth quarters. It is likely in the future that delays will continue to occur and that some new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors.

WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT DEMAND FOR OUR PRODUCTS VIEWED ON THE
   INTERNET UNLESS THERE IS A REDUCTION IN THE TIME IT TAKES TO DOWNLOAD THE LARGE AMOUNTS OF DATA NECESSARY TO VIEW OUR PRODUCTS ON THE INTERNET.

     Our revenue growth depends in part on our ability to distribute our products for viewing on the Internet. We believe that without reductions in the time to download Multipath Movies over the Internet, our Multipath Movies may be unable to gain consumer acceptance. This reduction in download time depends in part upon advances in compression technology. We have previously experienced delays in the development of compression technologies, which, we believe, materially and adversely affected our online sales and results of operations. We believe that large, time-consuming downloads have previously deterred potential users of our products and have reduced the effectiveness of our marketing campaigns at that time. The development of these technologies continues to be a significant component of our business strategy and a primary focus of our research and development efforts.

IF WE ARE UNABLE TO RAISE ADDITIONAL FUNDS, WE MAY BE REQUIRED TO DEFER
   COMPLETION OF MULTIPATH MOVIE TITLES AND REDUCE OVERHEAD SIGNIFICANTLY.

     We believe that our existing funds, cash generated from operations and proceeds from our future sales of common stock to St. Annes Investments, Ltd. under the securities purchase agreement we entered into with St. Annes in March 1999 will be sufficient to fund our working capital requirements for at least the next twelve months. After that period, we may need to raise additional funds through debt or equity financing or by other means. We cannot be certain that additional financing will be available at the time we need additional funds or that, if available, it can be obtained on terms that we deem favorable. If necessary funds are not available, we may be required to defer completion of Multipath Movie titles and reduce overhead significantly, which could have a material adverse effect on our business. Additionally, our stockholders may be diluted if we raise additional funds through the sale of our stock.

THIRD PARTY WEB SITES AND THE LICENSORS FROM WHOM WE OBTAIN RIGHTS TO OUR
   STORIES AND CHARACTERS MAY CAUSE THE DELAY OF THE RELEASE OF OUR PRODUCTS, WHICH MAY RESULT IN LOWER REVENUES THAN ANTICIPATED.

     Our distribution relationships with third party web sites and our licensing arrangements with companies that own the stories or characters used in many of our Multipath Movies, contain potentially burdensome provisions. These provisions may affect our ability to release our products, which would adversely affect our revenues, for a number of reasons, such as:

     o A software distributor or a licensor of a story or character may, in the exercise of its product approval rights, arbitrarily require expensive and time consuming changes to our products, which may cause a delay in the release of the products; and

     o A third party web site could delay the inclusion of our content on the site, and thereby cause a delay in distribution.

WE MAY NOT BE ABLE TO LICENSE STORIES AND CHARACTERS THAT APPEAL TO CONSUMERS
   FOR USE IN OUR MULTIPATH MOVIES, WHICH IS NECESSARY FOR OUR MULTIPATH MOVIES TO HAVE APPEAL IN THE MARKET.

     We use stories and characters developed by third parties in our Multipath Movies. If we cannot license stories and characters that appeal to consumers at prices or upon terms or conditions that we consider acceptable, we may not be able to develop Multipath Movies that consumers will watch. To have access to appealing stories and characters for use in our Multipath Movies, we will need to continue to develop new relationships and maintain existing relationships with the licensors of these stories and characters. Many licensors are reluctant to grant broad licenses covering multiple formats, like the Internet and television, to companies without a proven track record in the particular industry. When rights are available, there is often significant competition for licenses.

IF THE VENDOR WE USE TO DELIVER MULTIPATH MOVIES THROUGH OUR INTERNET SITE
   EXPERIENCES AN INTERRUPTION IN SERVICE, WE WILL NOT BE ABLE TO DELIVER MOVIES THROUGH OUR INTERNET SITE UNTIL SERVICE RESUMES.

     We presently use a single vendor to deliver Multipath Movies through our Internet site. Any significant interruption in service provided by this vendor could interrupt sales and delivery of Multipath Movies and adversely affect our ability to conduct this portion of our business and maintain customer satisfaction.

IF WE CANNOT OBTAIN CD-ROM AND DVD MANUFACTURING AND PACKAGING SERVICES ON A
   TIMELY BASIS, WE MAY NOT BE ABLE TO TIMELY DELIVER OUR CD-ROM AND DVD PRODUCTS TO DISTRIBUTORS AND RETAILERS AND OUR SALES WILL BE ADVERSELY AFFECTED.

     We use third party vendors to press CD-ROM and DVD disks, assemble purchased product components, print product packaging and user manuals and package finished products in connection with the retail distribution of our Multipath Movies. We do not have contractual agreements with any of our third party vendors, which may result in our inability to secure adequate services in a timely manner. If we cannot obtain adequate manufacturing services, we will not be able to timely produce and deliver our CD-ROM and DVD products to distributors and retail stores for ultimate sale to consumers, which will adversely affect our sales and operating results.

IF WE ARE UNABLE TO DEVELOP A RETAIL SALES CHANNEL, EFFECTIVELY COMPETE FOR
   RETAIL SHELF SPACE AND NEGOTIATE FAVORABLE TERMS WITH RETAILERS, OUR RETAIL SALES AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

     We anticipate that a certain amount of Multipath Movies will be made by traditional retailers. We may not be able to achieve retail sales at prices favorable to us. We have no prior experience in developing or managing a retail sales channel or selling products in retail stores. We are currently expending resources to develop a retail sales channel, which expenditures must be made before we realize any significant retail sales. The competition for shelf space in retail stores is intense. We expect that our products will constitute a small percentage of a retailer's sales volume, and we cannot be certain that retailers will provide our products with adequate levels of shelf space and promotional support. Due to the increased competition for limited retail shelf space and promotional resources, retailers and distributors increasingly are in a better position to negotiate favorable terms of sale, including terms relating to price discounts, product return rights and cooperative market development funds. Increased competition could result in loss of shelf space for our products at retail stores, as well as significant price competition, any of which could adversely affect our sales volume and the price we receive for our products.

WE MAY ENCOUNTER PROBLEMS IN CONNECTION WITH OUR ACQUISITION OF THE AUCTION
   CHANNEL, WHICH MAY INCREASE THE COSTS OF THE ACQUISITION AND DISTRACT MANAGEMENT'S ATTENTION FROM OPERATING THE COMBINED BUSINESS.

     In July 1999, we acquired Trojan Television Limited, a London-based company doing business as The Auction Channel. The Auction Channel integrates live satellite, cable TV and Web broadcasts of auction events conducted by auction houses, allowing for participants to watch auction events on television and use the Internet or their telephone to bid simultaneously with people actually present at the auction house. We have very little experience in acquiring businesses and will likely encounter difficulties in integrating The Auction Channel's operations with our existing operations, which may result in unexpected costs and adversely affect our operating results. In addition, the integration will require the dedication of management resources, which may temporarily distract management's attention from the day-to-day operations of the two companies and adversely affect our operating results. Some of the difficulties we expect to encounter include, among others, those related to:

     o    integrating Brilliant's and The Auction Channel's management staffs;

     o retaining The Auction Channel's key management and technical personnel; and

     o coordinating the operation of geographically separated organizations with distinct cultures.

THE AUCTION CHANNEL MAY NEVER BE PROFITABLE, WHICH WILL ADVERSELY AFFECT OUR CONSOLIDATED OPERATIONS.

     The Auction Channel commenced operations in July 1996 and, accordingly, has a limited operating history upon which to evaluate its future prospects. There can be no assurance that The Auction Channel will achieve profitability or implement its business strategy. The Auction Channel had net losses of approximately $310,000 in fiscal 1997, $485,000 in fiscal 1998, $1,978,000 for the fiscal year ended June 30, 1999 and $958,000 for the six months ended December 31, 1999, and an accumulated deficit of $3,731,000 as of December 31, 1999 relating to net losses from the period from July 1, 1996 through December 31, 1999. We expect that The Auction Channel will continue to sustain losses at least for the next twelve months.

IF THE AUCTION CHANNEL LOSES ITS LICENSE TO THE COMPUTER SOFTWARE AND HARDWARE
   TECHNOLOGIES IT USES IN ITS BUSINESS, THE AUCTION CHANNEL MAY NOT BE ABLE TO CONTINUE TO SELL ITS PRODUCTS AND SERVICES.

     Many of the underlying computer software and hardware technologies used by The Auction Channel are licensed from Articulate UK Limited. The Auction Channel has, with respect to these technologies, a worldwide license, with rights to exploit and improve the software, patents, technology, documentation and know how developed or owned or licensable by Articulate UK. If The Auction Channel loses its rights to the computer software and hardware technologies it licenses from Articulate UK as a result of a dispute with Articulate UK or otherwise, The Auction Channel will not be able to continue to sell its products and services. If this occurs, The Auction Channel's revenues will be substantially reduced.

PRODUCT RETURNS THAT EXCEED OUR ANTICIPATED RESERVES COULD RESULT IN WORSE THAN EXPECTED OPERATING RESULTS.

     At the time we ship our products to retailers we will establish reserves, including reserves that estimate the potential for future product returns. Product returns or price protection concessions that exceed our reserves could increase the magnitude of quarterly fluctuations in our operating and financial results. Furthermore, if we incorrectly assess the creditworthiness of customers who receive our products on credit, we could be required to significantly increase the reserves previously established. We cannot be certain that any future write-offs will not occur or that amounts written off will not have a material adverse effect on our business and depress the market price of our common stock. Actual returns to date have been within management's estimates.

FLUCTUATIONS IN OPERATING RESULTS MAY RESULT IN UNEXPECTED REDUCTIONS IN REVENUE AND STOCK PRICE VOLATILITY.

     We operate in an industry that is subject to significant fluctuations in operating results from quarter to quarter, which may lead to unexpected reductions in revenues and stock price volatility. Factors that may influence our quarterly operating results include:

     o the introduction or enhancement of software products and technology by us and our competitors;

     o our ability to produce and distribute retail packaged versions of Multipath Movies in advance of peak retail selling seasons;

     o our ability to create appealing content which will generate advertising revenue; and

     o our ability to enter into revenue share agreements with third party web sites.

     Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, our revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters.

IF WE DO NOT IMPROVE OUR SOFTWARE TOOLS TO PRODUCE NEW, MORE ENHANCED MULTIPATH
   MOVIES, OUR REVENUES WILL BE ADVERSELY AFFECTED.

     The software tools that enable us to create Multipath Movies have been developed over the past four years. Additional refinement of these tools are necessary to continue to enhance the Multipath Movie format. If we cannot develop improvements to these software tools, our Multipath Movies may not obtain or maintain market acceptance and our revenues will be adversely affected.

ERRORS OR DEFECTS IN OUR SOFTWARE TOOLS AND PRODUCTS MAY CAUSE A LOSS OF MARKET
   ACCEPTANCE AND RESULT IN FEWER SALES OF OUR PRODUCTS.

     Our products are complex and may contain undetected errors or defects when first introduced or as new versions are released. In the past, we have discovered software errors in some of our new products and enhancements after their introduction into the market. Because our products are complex, we anticipate that software errors and defects will be present in new products or releases in the future. While to date these errors have not been material, future errors and defects could result in adverse product reviews and a loss of, or delay in, market acceptance of our products.

TO DEVELOP PRODUCTS THAT CONSUMERS DESIRE, WE MUST MAKE SUBSTANTIAL INVESTMENTS
   IN RESEARCH AND DEVELOPMENT TO KEEP UP WITH THE RAPID TECHNOLOGICAL DEVELOPMENTS THAT ARE TYPICAL IN OUR INDUSTRY.

     The entertainment software market and the PC industry are subject to rapid technological developments. To develop products that consumers desire, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate these technological developments. We cannot be certain that we will have the financial and technical resources available to make these improvements. We must make these improvements while remaining competitive in terms of performance and price. This will require us to make substantial investments in research and development, often times well in advance of the widespread release of the products in the market and any revenues these products may generate.

OUR PROPRIETARY TECHNOLOGY MAY NOT BE ADEQUATELY PROTECTED FROM UNAUTHORIZED USE
   BY OTHERS, WHICH COULD INCREASE OUR LITIGATION COSTS AND ADVERSELY AFFECT OUR SALES.

     Our ability to compete with other entertainment software companies depends in part upon our proprietary technology. Unauthorized use by others of our proprietary technology could result in an increase in competing products and a reduction in our sales. We rely on trademark, trade secret and copyright laws to protect our technology, and require all employees and third-party developers to sign nondisclosure agreements. We cannot be certain, however, that these precautions will provide meaningful protection from unauthorized use by others. We do not copy-protect our software, so it may be possible for unauthorized third parties to copy our products or to reverse engineer or otherwise obtain and use information that we regard as proprietary. Our customers may take inadequate precautions to protect our proprietary information. If we must pursue litigation in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, we may not prevail and will likely make substantial expenditures and divert valuable resources. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technologies overseas. We may not have adequate remedies if our proprietary rights are breached or our trade secrets are disclosed.

IF OUR PRODUCTS INFRINGE ANY PROPRIETARY RIGHTS OF OTHERS, A LAWSUIT MAY BE
   BROUGHT AGAINST US THAT COULD REQUIRE US TO PAY LARGE LEGAL EXPENSES AND JUDGMENTS AND REDESIGN OR DISCONTINUE SELLING OUR PRODUCT.

     We believe that our products, including our software tools, do not infringe any valid existing proprietary rights of third parties. Any infringement claims, however, whether or not meritorious, could result in costly litigation or require us to enter into royalty or licensing agreements. If we are found to have infringed the proprietary rights of others, we could be required to pay damages, redesign the products or discontinue their sale. Any of these outcomes, individually or collectively, could have a material adverse effect on our business and financial condition.

OUR STOCK PRICE AND TRADING VOLUME FLUCTUATE WIDELY AND MAY CONTINUE TO DO SO IN
   THE FUTURE. AS A RESULT, WE MAY EXPERIENCE SIGNIFICANT DECLINES IN OUR STOCK PRICE.

     The market price and trading volume of our common stock, which trades on the American Stock Exchange, has been subject to substantial volatility, which is likely to continue. This volatility may result in significant declines in the price of our common stock. Factors that may cause these fluctuations include:

     o    variations in quarterly operating results;

     o    the gain or loss of significant contracts;

     o    changes in management;

     o announcements of technological innovations or new products by us or our competitors;

     o    recommendations by securities industry analysts;

     o dilution to existing stockholders resulting from the issuance of additional shares of common stock; and

     o    short sales and hedging of our common stock.

     Additionally, the stock market has experienced extreme price and trading volume fluctuations that have affected the market price of securities of many technology companies. These fluctuations have, at times, been unrelated to the operating performances of the specific companies whose stock is affected. The market price and trading volume of our stock may be subject to these fluctuations.

IF OUR STOCK DOES NOT SUSTAIN A SIGNIFICANT TRADING VOLUME, STOCKHOLDERS MAY BE
   UNABLE TO SELL LARGE POSITIONS IN OUR COMMON STOCK.

     In the past, our common stock has not experienced significant trading volume on a consistent basis and has not been actively followed by stock market analysts. The average trading volume in our common stock may not increase or sustain its current levels. As a result, we cannot be certain that an adequate trading market will exist to permit stockholders to sell large positions in our common stock.

BECAUSE OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PORTION OF OUR COMMON
   STOCK, THEY MAY BE ABLE TO INFLUENCE STOCKHOLDER VOTES AND DISCOURAGE OTHERS FROM ATTEMPTING TO ACQUIRE US.

     As of March 10, 2000, our officers and directors owned, in total, approximately 15% of the outstanding shares of our common stock. As a result, our officers and directors may be able to exert influence over the outcome of all matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these officers and directors could also discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock.

WE HAVE ADOPTED A NUMBER OF ANTI-TAKEOVER MEASURES THAT MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

     Our adoption of a stockholders' rights plan, our ability to issue up to 700,000 shares of preferred stock and some provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to make an unsolicited takeover attempt of us. These anti-takeover measures may depress the price of our common stock by making third parties less able to acquire us by offering to purchase shares of our stock at a premium to its market price. Our board of directors can issue up to 700,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. Our board of directors could issue the preferred stock with voting, liquidation, dividend and other rights superior to the rights of our common stock. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of the share purchase rights and of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

OURSALE OF SHARES TO ST. ANNES AT A PRICE BELOW THE MARKET PRICE OF OUR COMMON
   STOCK WILL HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

     We have entered into a securities purchase agreement with St. Annes Investments, Ltd. that allows us to sell to St. Annes up to $6,000,000 worth of shares of our common stock at a discount to the then-prevailing market price of our common stock. If the market price is $4.00 or less, St. Annes will receive a discount equal to 14% of the market price, and if the market price is greater than $4.00, St. Annes will receive a discount equal to 12% of the market price. Additionally, we have agreed to issue to St. Annes as a fee shares of common stock having an aggregate market price equal to 2% of the purchase price of the shares of common stock that are issued and sold to St. Annes under the securities purchase agreement. Accordingly, the issuance of shares under the securities purchase agreement will have a dilutive impact on our stockholders. As a result, our net income or loss per share could be materially impact future periods, and the market price of our common stock could be materially and adversely affected. As of March 10, 2000, we have sold 230,075 shares of our common stock for gross proceeds of $1,000,000. We also have issued 4,049 shares of our common stock to St. Annes as a fee.

     The table below sets forth the number of shares and the percentages of our common stock that St. Annes would own if we elected to sell the remaining $5,000,000 worth of stock under the purchase agreement. The share amounts and the percentages include 234,124 shares already issued to St. Annes under the securities purchase agreement and shares St. Annes will receive as a fee under the securities purchase agreement. The share amounts and the percentages are based on our closing share price of $12.63 on March 10, 2000, and on assumed closing share prices of $9.47, $6.32 and $3.16, which prices represent a 25%, 50% and 75% decline, respectively, in our March 10, 2000 closing share price. The percentages are also based on 14,251,626 shares of our common stock outstanding on March 10, 2000.

        PERCENTAGE DECLINE                                     PERCENTAGE
                IN               ASSUMED                           OF
          MARCH 10, 2000         CLOSING        SHARES OF      OUTSTANDING
           CLOSING PRICE          PRICE       COMMON STOCK    COMMON STOCK
        --------------------   ------------   --------------  --------------
                --               $12.63          691,908          4.7%
                25%               $9.47          844,665          5.7%
                50%               $6.32         1,148,969         7.6%
                75%               $3.16         2,105,629         13.1%

WE MAY NOT BE ABLE TO SELL THE ENTIRE $6,000,000 WORTH OF SHARES OF OUR COMMON
   STOCK TO ST. ANNES WITHOUT OBTAINING STOCKHOLDER APPROVAL, WHICH MAY REQUIRE THAT WE SEEK ALTERNATIVE SOURCES OF FINANCING THAT MAY NOT BE AVAILABLE ON TERMS FAVORABLE TO US.


     Under the rules of the American Stock Exchange, we cannot sell to St. Annes under our securities purchase agreement more than 1,881,800 shares of common stock unless we obtain stockholder approval of the issuance of shares in excess of this amount. Accordingly, if the average price at which we sell our stock to St. Annes under the securities purchase agreement is less than $3.19 per share, we will not be able to sell the entire $6,000,000 worth of shares of our common stock to St. Annes without first obtaining stockholder approval. If we are unable to obtain stockholder approval, or if we choose not to pursue stockholder approval, we may be required to seek alternative sources of financing to fund our working capital requirements. We cannot guarantee that additional financing will be available or that, if available, it can be obtained on terms favorable to our stockholders and us.

DECREASES IN THE PRICE OF OUR COMMON STOCK COULD INCREASE SHORT SALES OF OUR
   COMMON STOCK BY THIRD PARTIES, WHICH COULD RESULT IN FURTHER REDUCTIONS IN THE PRICE OF OUR COMMON STOCK.

     Our sales of common stock to St. Annes at a discount to the market price of our common stock could result in reductions in the market price of our common stock. Downward pressure on the price of our common stock could encourage short sales of the stock by third parties. Material amounts of short selling could place further downward pressure on the market price of the common stock. A short sale is a sale of stock that is not owned by the seller. The seller borrows the stock for delivery at the time of the short sale, and buys back the stock when it is necessary to return the borrowed shares. If the price of the common stock declines between the time the seller sells the stock and the time the seller subsequently repurchases the common stock, then the seller sold the shares for a higher price than he purchased the shares and may realize a profit.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedules, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 4. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholder using this prospectus.

                               SELLING STOCKHOLDER

     In December 1999, we entered into an agreement with Continental Capital & Equity Corporation engaging Continental to provide public relations services. We have paid Continental $10,000 under the agreement. Additionally, as payment for $150,000 in services rendered by Continental under the Agreement, we issued 50,000 shares of our common stock to Continental pursuant to a stock purchase agreement. Under the terms of the stock purchase agreement, if our agreement with Continental is terminated on or prior to December 31, 2000, we have the right to repurchase from Continental at a price of $.001 per share the portion of the 50,000 shares that have not vested as of the termination date. The 50,000 shares vest as follows:

     o 36,663 shares vest in eleven consecutive equal monthly installments of 3,333 shares each on the last day of the calendar month, with the first installment vesting on January 31, 2000; and
     o    13,337 shares vest on December 31, 2000.

     Continental cannot sell or otherwise transfer any of the shares that have not vested under the terms of the stock purchase agreement. We agreed to register these shares on a Form S-3 registration statement for resale by Continental or any other holders of the shares.

     Pursuant to the terms of the marketing agreement, we also issued to Continental a warrant to purchase up to 240,000 shares of our common stock at the following purchase prices:

     o    25,000 may be purchased at a price of $5.00 per share;
     o    50,000 may be purchased at a price of $6.00 per share;
     o    75,000 may be purchased at a price of $7.00 per share; and
     o    90,000 may be purchased at a price of $8.00 per share.

     Continental may not exercise the warrant and purchase any of the shares of common stock until the warrant has vested. Of the 240,000 shares underlying the warrant, 25% of the shares at each of the four purchase prices will vest on each of April 1, 2000, July 1, 2000, October 1, 2000 and January 1, 2001, provided that certain trading volume conditions have been satisfied as of the applicable vesting date. We agreed to register all vested shares under the warrant on a Form S-3 registration statement for resale by Continental or any other holders of the shares.

     Other than the transactions described above, the selling stockholder has not had any material relationship with us within the last three years.

SELLING STOCKHOLDERS TABLE

     The following table contains information about the selling stockholder's beneficial ownership of our common stock as of March 10, 2000. On March 10, 2000, there were 14,251,626 shares of our common stock outstanding. We do not know if, when, or in what amounts the selling stockholder will sell shares of the common stock. Therefore, we cannot estimate how many shares the selling stockholder will hold after completion of the offering.

                                                      SHARES
                                                BENEFICIALLY OWNED
                                                 PRIOR TO OFFERING
                                                -------------------   NUMBER OF
                                                                        SHARES
NAME AND ADDRESS                                 NUMBER    PERCENT     OFFERED
----------------                                 ------    -------    ----------

Continental Capital & Equity Corporation .....   50,000      *%         50,000
  195 Wekiva Springs Road
  Suite 200
  Longwood , FL 32779
--------------------
*     Less than 1%.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholder described in this prospectus. As used in this prospectus, the selling stockholder includes donees and pledgees selling shares received after the date of this prospectus from the selling stockholder named in this prospectus.

     We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling stockholder other than fees, discounts and commissions of underwriters, dealers or agents, if any, transfer taxes and counsel fees. We also have agreed to indemnify the selling stockholder and any underwriters against certain liabilities, including liabilities under the Securities Act.

     The shares may be offered and sold by the selling stockholder directly to purchasers or through one or more underwriters, brokers, dealers or agents, in one or more types of transactions:

     o    on the American Stock Exchange,

     o    in negotiated transactions,

     o    through put or call options relating to the shares,

     o    through short sales of shares, or

     o a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.

     The selling stockholder may also pledge shares under loans, and upon a default by the selling stockholder, the pledged shares might be sold using this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     The selling stockholder and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by the such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to an underwriter within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act may apply to its sales in the market.

     If required, the following information will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement:

     o    the specific shares to be sold,

     o    the name of the selling stockholder,

     o    the respective purchase prices and public offering prices,

     o    the names of any agent, dealer or underwriter, and

     o    any applicable commissions or discounts.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room, located at 450 Fifth Street, NW, Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available on the SEC's website at "http://www.sec.gov." You can also read our SEC filings at the American Stock Exchange, 86 Trinity Plaza, New York, New York.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares:

     o    Annual Report on Form 10-KSB for the year ended December 31, 1999.

     o Description of our capital stock contained in our Registration Statement on Form 8-A, filed on October 29, 1996, as amended by our Registration Statement on Form 8-A/A, filed on November 20, 1996.

     This prospectus is part of a registration statement we filed with the SEC. You may request a copy of the above information incorporated by reference, at no cost, by writing to or calling:

          Michael Ozen
          Chief Financial Officer
          Brilliant Digital Entertainment, Inc.
          6355 Topanga Canyon Boulevard, Suite 120
          Woodland Hills, California 91367
          (818) 615-1500


                                  LEGAL MATTERS

     Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered to Brilliant Digital Entertainment, Inc. a legal opinion as to the validity of the common stock covered by this prospectus.


                                     EXPERTS

The financial statements of Brilliant Digital Entertainment, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Brilliant Digital Entertainment, Inc. for the fiscal year ended December 31, 1999 have been incorporated in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

--------------------------------------------------------------------------------

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders should not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

--------------------------------------------------------------------------------






                              --------------------


                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                   PROSPECTUS





                              --------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses incurred by the Registrant in connection with the offering. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.


      Registration fee - Securities and Exchange Commission..      $   109
      Legal Fees and Expenses................................        2,500
      Accounting Fees and Expenses...........................          250
      Miscellaneous Expenses.................................          500
                                                                   ---------
                TOTAL........................................      $ 3,359
                                                                   =========

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

     The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 16.    EXHIBITS.

EXHIBIT
 NUMBER                   EXHIBIT DESCRIPTION

   5.1    Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.

  10.1    Stock Purchase Agreement, dated as of January 1, 2000, between the
          Registrant and Continental Capital & Equity Corporation.

  23.1    Consent of PricewaterhouseCoopers LLP.

  23.3    Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in
          Exhibit

  24.1    Power of Attorney (included on signature page).

ITEM 17.    UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on April 14, 2000.

                                      BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                      By: /S/ MICHAEL OZEN
                                          -------------------------------------
                                          Michael Ozen, Chief Financial Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Mark Dyne and Michael Ozen, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


            SIGNATURE                           TITLE                                DATE

         /S/ MARK DYNE             Chief Executive Officer and Chairman         April 14, 2000
------------------------------      of the Board of Directors
            Mark Dyne

     /S/ KEVIN BERMEISTER          President and Director                       April 14, 2000
------------------------------
         Kevin Bermeister

       /S/ MICHAEL OZEN            Chief Financial Officer                      April 14, 2000
------------------------------       (Principal Financial and Accounting
           Michael Ozen              Officer) and Secretary

        /S/ MARK MILLER            Vice President, Operations and               April 14, 2000
------------------------------       Production and Director
           Mark Miller

         /S/ DIANA MARANON         Director                                     April 14, 2000
------------------------------
          Diana Maranon

           /S/ RAY MUSCI           Director                                     April 14, 2000
------------------------------
             Ray Musci

        /S/ GARTH SALONER          Director                                     April 14, 2000
------------------------------
           Garth Saloner

        /S/ JEFF SCHEINROCK        Director                                     April 14, 2000
------------------------------
         Jeff Scheinrock